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                           Medisys Technologies, Inc.
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                     Medisys Reform Committee Year 2001, LLC
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Following is a posting by E. Carl Anderson on Raging Bull message board of
Medisys Technologies, Inc., on April 13, 2001
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Now Time for Medisys Stockholders to Act

As some of you may have noticed, Brett Phillips, Carl Anderson and my wife, Marilyn Morris and I formed the Medisys Reform Committee to propose a new slate of directors and other action at the 2001 Annual General Meeting. I think many of you have anticipated a need to reform how Medisys is managed and the need to make Medisys responsive to its shareholders. To this end, I have been concentrating my efforts on the initiation of a organized effort to make these important changes in the management and direction of Medisys.

Today we have sent to the Medisys stockholders of record a letter in which we outline our position. That letter is set forth below, or you may obtain it at the Medisys Reform Committee's web site or from the SEC web site noted below.

We want to make sure that every Medisys stockholder sees this letter. We encourage everyone to forward it to other Medisys stockholders you know or to direct them to the Medisys Reform Committee web site.

Our letter follows:_____________________________________________________________

                     Medisys Reform Committee Year 2001, LLC
                           19235 Lutz Highway 41 North
                               Lutz, Florida 33549
                             Telephone 813-949-6251
                              www.medisysreform.com


                                 April 12, 2001

Dear Fellow Medisys Shareholder:

         The annual general meeting and election of directors for Medisys Technology, Inc. is scheduled for May 9, 2001, in Baton Rouge, Louisiana. Based upon the performance of the current Board of Directors and management, we believe it is now time for change.

         In the last year, many of you have suffered serious substantial losses in your investment in Medisys Technologies, Inc. The Board of Directors and management have not regularly provided meaningful and useful information about your investments, including information regarding why your stock values have dramatically declined in the last year.

         The purpose of this letter is to inform you of significant matters that have adversely affected your investment and will continue to adversely affect your investment for the foreseeable future if something isn't done about it now. We are asking for your support in effecting changes necessary to protect and enhance the value of your investment in Medisys.

                                  Our Concerns

         In little more than two years, current directors and management of Medisys have been responsible for the following:

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         1. Share Dilution: The number of outstanding shares has more than doubled, from about 31.6 million to 68.0 million.

         2. Increased Long-Term Debt: Medisys's long-term debt has increased to $1,380,000, according to the September 30, 2000 quarterly report on Form 10-QSB, primarily through the issuance of convertible debentures. The entire amount of this debenture debt was incurred during the year 2000. The convertible debentures have a floating conversion price based on 85% of the market price of the common stock prior to the conversion date. At the recent low share price of $0.10 per share, the conversion of the balance outstanding on this debenture as of September 30, 2000, would result in the issuance of 16,235,293 additional shares. If the share price continues to drop, further reducing the conversion price, each conversion will result in the issuance of even more shares, thereby increasing the supply of stock overhanging the market, which can further lower the market, and so forth. Of course, conversion at higher prices would result in fewer shares being issued. By agreeing to a conversion price based on a discount of the market price at the time of conversion, management has essentially exposed our stock to the risk of a death spiral of continuing price declines. This is another deal management asked the Board to approve without providing the Board full access to the relevant documents.

         3. Massive Medisys Losses: Medisys reported losses for the first nine months of 2000 of almost $6.7 million, as compared to $855,000 for same period in 1999. If Medisys lost at the same rate during the last quarter of 2000, its loss for all of 2000 would be almost $8.9 million. This amount of loss would almost double the accumulated losses since inception of $9.7 million reported at December 31, 1999.

         4. Sale of Substantial Medisys Assets without Significant Benefits to
Date: Medisys agreed to transfer worldwide rights to the CoverTip syringe outside North America to Dispomedic 2000, retaining only a 15% interest for the Medisys stockholders, paid Dispomedic $500,000 in cash, agreed to transfer 7,000,000 shares of Medisys to Dispomedic, all as incentive to establish manufacturing capability to produce 100,000,000 CoverTip syringes annually. Although Dispomedic has failed to establish the significant production capability for which it was paid, management has not announced any steps to protect us as stockholders by recovering the stock and money paid to Dispomedic.

         5. Management Has Failed To Deliver Promised Sales: Medisys has not reported any sales of CoverTip despite promise of such sales for the fourth quarter of 2000. Although Medisys recently announced orders, it did not specify the number of units or the dollar amount involved or whether these were even commercial orders as opposed to orders for samples. We think that if the announced orders were significant commercial orders, Medisys would have announced more specific details.

         6. Management Bankrupted a Substantial Part of the Book Value of
Medisys: Management placed Medisys' subsidiary, Phillips Pharmatech Labs, Inc.
(PPL), into bankruptcy rather than take advantage of an offer to purchase PPL for $500,000 cash. As a result, Medisys reported a loss of $1.4 million from discontinued operations during the first nine months of 2000 and corresponding stock value losses.

         7. Share Value Lost: During 2000 through 2001, Medisys share price declined from a high of $3.50 to a recent low price of $0.10. As of this writing, the share price has recovered somewhat.

         8. Unreasonable Bonuses Paid to Management: Early in the year 1998, the Board of Directors voted to give Ed Sutherland and Kerry Frey stock bonuses when Medisys was virtually bankrupt. Later, in August 1999, the Board of Directors voted that this stock bonus should be 300,000 shares each. A few months later the Board of Directors voted to give Ed Sutherland and Kerry Frey 250,000 shares each in lieu of salary for the month of November. Then, in early 2000, the Board voted to give them each bonuses of $100,000 in cash or 400,000 shares each, depending upon the availability of cash on hand. These 1.1 million shares awarded, and either an additional 800,000 shares or $200,000.00 in cash, are far in excess of what we believe their services were worth when awarded. On the heels of these hefty bonuses, Medisys lost almost $6.7 million during the first nine months of year 2000. Despite promises made by management during the Annual Shareholder's Meeting in May 2000, Medisys has produced no significant sales. And, worse yet, Medisys stock value has since plummeted to a recent low of $.10 per share.

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                         Proposed Solutions and Actions

         We believe the foregoing abuses can be curtailed through certain changes in the way the Medisys Board of Directors operates. We also believe past actions of the Board of Directors need to be investigated for appropriate corrective action. We believe a new Board of Directors can revitalize and redirect Medisys towards prosperity instead of the ongoing failures Medisys continues to experience under the current Board of Directors and management.

         We believe the following measures can accomplish these goals and objectives:

         1. Require Independent Directors: No Director may simultaneously serve in a management capacity. We believe it is the duty of the Board of Directors to oversee and direct the actions of management, not the other way around.

         2. Prohibit Director Conflicts of Interest: No director may receive income from Medisys other than compensation for his or her services as director. It is our goal to eliminate conflicts of interest by establishing this requirement.

         3. Limit Board Discretion: Absent approval by a majority of the shareholders, none of the following shall occur:

         a.  management bonuses before Medisys is profitable;

         b. sale of shares at less than 60% of the average closing price during the past 21 trading days;

         c.  reverse split of the Medisys's stock; and

         d. award of options with a term longer than two years or with an exercise price lower than the closing price the day prior to the grant.

         We also believe the following shareholder initiatives should be undertaken:

         4. Rescind the Previously Approved Reverse Split: We shall propose that the prior approval by stockholders for a five to one reverse split be withdrawn.

         5. The Dispomedic Deal Should Be Investigated by the New Board of
Directors:

         In late 1999, the Board was asked to approve the Dispomedic Agreement, a manufacturing agreement with an Israeli Company called Dispomedic 2000. At the time, the management directors failed to inform the other directors that management had turned away a person representing a plastics manufacturing company that wanted to bid to manufacture the syringe. This representative was directed by management to go to Dispomedic for negotiation of a subcontract. We non-management directors learned of this in a meeting attended by William Morris, Brett Phillips, Carl Anderson and the manufacturer's representative during the spring of 2000. That manufacturer's representative told us his client was willing to manufacture the syringe for 11 cents each. If this is so, why didn't management allow that manufacturer to submit a competitive bid, rather than directing him to negotiate a subcontract with Dispomedic 2000, which demanded 18 cents each from Medisys for the syringes? We are confident that, had all of the directors been properly informed of the availability of the alternative manufacturer, the Board would never have approved the Dispomedic Agreement.

         We also believe the new Board of Directors should thoroughly investigate the conditions under which the manufacturing agreement with Dispomedic 2000 was negotiated. Specifically the new Board should look into the following:

         a. Why did Medisys agree to pay up to 18 cents per syringe? A recent buy recommendation for SCEP by Capitol Research Group (funded by "third-party SCEP shareholders" according to the report) said "safety syringes

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sell for between 10 cents and 20 cents each." How can Medisys afford to pay
$0.18 each for the syringes if it can only sell them for between $0.10 and $0.20?

         b. Why has the incumbent Board not taken action against Dispomedic, in view of the fact that it apparently has defaulted in its obligation to install sufficient manufacturing capacity to produce 100,000,000 CoverTip syringes by June 1, 2001, after being provided the following incentives to do so:

                  (i) agreement to pay 7,000,000 shares of stock (in the agreement approved by the Board on January 12, a day that the stock closed at $1.44 per share);

                  (ii)   $500,000 in cash; and

                  (iii) exclusive marketing rights to the CoverTip syringe outside North America (actually 85% thereof, with Medisys retaining beneficial ownership of 15%).

         In an effort to investigate this matter, during our tenure as directors we requested copies of all documents relative to this transaction, but the management directors refused us access. One of the objectives of the lawsuit we initiated on behalf of all stockholders in Tampa is to obtain copies of these documents in order to thoroughly investigate all factors relative to this transaction. Even in the face of litigation, the incumbent Board has refused to furnish these documents! An independent Board could accomplish this without the need for litigation to get the necessary documents.

         In summary, the proposals outlined above will not hamper the operations of Medisys. Instead, they protect your interests as shareholders and owners of Medisys. We would appreciate receiving comment from any of you regarding the above and suggestions for other areas of concern that you may wish to see addressed.

                       A New Board of Directors is Needed

         We believe that a totally new Board of Directors is needed in order to effect the changes required to save Medisys and put it on the right track to profitability. We believe that the new Board should take the following actions to repair the financial condition of Medisys and enhance shareholder value:

         First, establish an appropriate investor relations policy that will keep the real owners of Medisys, namely the shareholders, informed on a timely basis of developments that affect the value of their investment. In our opinion, current investor relations are haphazard at best.

         Second, form strategic alliances with larger, more well-financed medical product companies in order to fund the development, approval and marketing of Medisys' other sharps safety products. Medisys has approximately 20 patents and 20 patents pending on a variety of sharps safety devices. It is believed that the more specialized safety devices will face less severe competition and will be received by a less price-sensitive market (e.g. doctors and their assistants).

         Third, establish a sales team capable of getting Medisys' products into the market with real sales - not simply requests for samples.

         Fourth, review the performance of current management with a view toward supplementing its services, or replacing management if warranted.

         Fifth, adhere to financing policies that avoid to the greatest extent possible continued dilution of your Medisys stock.

         Sixth, employ strategies designed to terminate the litigation currently embroiling Medisys on terms that best protect the interests and share value of the stockholders.

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         Seventh, place the protection of shareholder's interest, getting
Medisys to a profitable basis, and enhancement of share value first and foremost in all decisions.

                                What Happens Next

         You will soon receive a proxy statement and form of proxy card from us asking you to let us represent your vote at the upcoming Annual Shareholder's Meeting on a number of important matters, including the election of a new Board of Directors.

         You may receive a similar request from the management of Medisys. Please do not sign or return the Medisys management card under any circumstances. Instead, we urge you to review our director nominees and any other proposals in our forthcoming definitive proxy statement.

                                  Our Nominees

         We have recruited a slate of six outstanding nominees for election to the Board of Directors. Each nominee possesses different skills and expertise that we believe will be invaluable in accomplishing the objective of correcting past mistakes and placing Medisys on the road to profitability and higher share value. The name of each and a brief summary of his expertise are provided below.

Joseph Daniel Diaco, MD - Dr. Diaco is a prominent Tampa, Florida surgeon who has practiced medicine since 1970. He is former chief of staff and current chief of surgery at St. Joseph's Hospital, the second largest hospital in Tampa. He has been team physician for the Tampa Bay Buccaneers since inception. Dr. Diaco's experience and respect within the medical industry, as well as his insight into the medical community, will serve Medisys well in its efforts to introduce its various medical devices into the market.

Jerry Malis, MD - Dr. Malis is president and major shareholder of Valley Forge Scientific Corporation, a publicly traded (NASDAQ small caps) medical device company. Valley Forge manufactures and markets a variety of medical devices, primarily electro-surgical equipment for use in multiple medical disciplines, including general surgery, neurosurgery, gynecology and dental surgery. Dr. Malis, who, together with his brother Leonard Malis, M.D., founded the company in 1981, has served as President of Valley Forge since inception. Dr. Malis received his medical degree from Columbia University. His experience in operation of a medical device company will prove invaluable in guiding Medisys through product development, FDA approvals and market penetration.

William A. Smoak - Mr. Smoak is currently Director, Project Development for Calpine Corporation, a NYSE traded corporation in the power generation business. Mr. Smoak is currently responsible for development of two projects totaling $2.3 billion in value. He formerly held the positions of Director, Project Engineering, Director, Business Development and Director, Project Development at TECO Power Services, Inc., a NYSE traded corporation, between 1991 and 2000. Before that he was Director, Business Development for Progress Energy, Inc. Mr. Smoak holds a BS degree in Nuclear Engineering Sciences from the University of Florida at Gainesville. Mr. Smoak's experience in project management will add to the Board's ability to guide management in any development project.

Robert R. Lowe II - Mr. Lowe has owned and operated his company, Filter Pure Systems, Inc., since 1981. He holds a business and marketing degree from Miami University. Mr. Lowe brings valuable knowledge of small business operations that Medisys' Board needs, in view of the fact that funding considerations currently dictate that it operate as a small business.

Edmund Norton Summers - Mr. Summers retired in 1999 from General Electric after 34 years of service, where he was regional sales manager for a ten-state area in the Southeastern United States. His division was responsible for sales ranging from $300 to $500 million annually. Mr. Summers brings the ability to visualize and implement large-scale sales programs.

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Fernando Dimus Serrano - Mr. Serrano is Finance Manager for Calpine Corporation.
Prior to that, he was employed for thirteen years by TECO Power Services, Inc, with responsibilities during that time including contract administration, strategic planning, sales and financial analyst. Mr. Serrano, who holds a B.S. degree in information systems and an M.B.A. degree with a specialty in finance, brings the corporate finance skills that Medisys sorely needs in order to finance development and marketing of the variety of medical safety devices in its repertoire.


                          We Need Your Support and Vote

         We will soon be sending you a definitive proxy statement in which we will formally propose our nominations to the Board of Directors and solicit your proxy to elect these nominees. The definitive proxy statement will contain a number of important substantive proposals. We urge all Medisys shareholders to read our proxy statement when it is available because it will contain this important information. When our proxy statement becomes available, you will be able to obtain it free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov or at our web site at www.medisysreform.com.

         Other information about our position and this proxy contest is available at www.medisysreform.com. Shareholders wishing to provide information about their shareholdings should contact us by email at WilliamMorris@medisysreform.com, providing their name, number of shares held, and contact information.

                                         Sincerely yours,

                                         /s/ William H. Morris
                                         ---------------------
                                         William H. Morris
                                         Medisys Reform Committee Year 2001, LLC



                         Certain Additional Information:

The participants in any solicitation that may be represented by this letter are Medisys Reform Committee Year 2001, LLC, a Florida limited liability company ("MRC"), Brett J. Phillips, William H. Morris, Marilyn L. Morris, and E. Carl Anderson. The manager of MRC is E. Carl Anderson. As of the date of this communication, the foregoing MRC participants share voting and dispositive power and, therefore, are deemed to own beneficially 12,079,524 shares of common stock of Medisys, which constitutes 20.0% of the 60,419,254 shares issued and outstanding as reported by Medisys in its quarterly report on Form 10-QSB for the quarter ended September 30, 2000. The foregoing MRC participants have filed with the Securities and Exchange Commission a Statement of Beneficial Ownership on Schedule 13-D under the Securities Exchange Act setting forth additional details about their identity and their direct and indirect interest in Medisys. Such statement of ownership is available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.

The MRC participants currently intend to file a proxy statement with the Securities and Exchange Commission in connection with any solicitation that the MRC participants may make with respect to Medisys. The MRC participants advise all Medisys shareholders to read any such proxy statement when it is available because it will contain important information. Any such proxy statement will be available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.

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